UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 5, 2009
          XO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30900	54-1983517

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13865 Sunrise Valley Drive
Herndon, Virginia 20171
(Address of Principal Executive Offices)
(703) 547-2000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 5, 2009, ACF Industries Holding Corp. (“ACF Holding”) agreed to extend the date on which XO Holdings, Inc. (the “Company”) would be required to redeem the shares of its Class A Convertible Preferred Stock (the “Class A Preferred Stock”) held by ACF Holding from January 15, 2010 to a date no later than April 15, 2010. ACF Holding is the record holder of 3,096,549 shares of Class A Preferred Stock (the “ACF Holding Shares”) which represent approximately 77.4% of the outstanding shares of the Class A Preferred Stock. ACF Holding is an affiliate of Mr. Carl Icahn, the Chairman of the Company’s board of directors.
     Pursuant to the Company’s Certificate of Designation (the “Certificate of Designations”) of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Class A Preferred Stock and Qualifications, Limitations and Restrictions thereof, the Company is required to redeem in cash and in the manner provided for in the Certificate of Designations, all of the shares of Class A Preferred Stock then outstanding at a redemption price equal to 100% of the Liquidation Preference (as defined in the Certificate of Designations) per share as of January 15, 2010 (such payment, the “Mandatory Redemption Payment”). Pursuant to the extension delivered to the Company by ACF Holding (the “Extension”), ACF Holding has irrevocably agreed that XO need not make the Mandatory Redemption Payment with respect to the ACF Holding Shares on January 15, 2010 but in lieu thereof XO can, in its sole discretion, make such payment at any time from January 15, 2010 up to and including April 15, 2010 (the period commencing January 16, 2010 and ending on the date prior to April 16, 2010 on which the Mandatory Redemption Payment in respect of such ACF Holding Shares actually is made to the holder of each ACF Holding Share is hereafter referred to as the “Extended Redemption Period”). The Extension provides that during the Extended Redemption Period all of the rights of the holder of such ACF Holding Share and XO under the Certificate of Designations in respect of such ACF Holding Share shall continue in full force and effect to and including the date on which the Mandatory Redemption Payment in respect of such ACF Holding Share is actually made to the holder of such ACF Holding Share, including without limitation, the rights to the accretion of the Liquidation Preference on such ACF Holding Share, the voting rights in respect of such ACF Holding Share and the conversion rights in respect of such ACF Holding Share. Pursuant to the Extension, during the Extended Redemption Period, the Company may redeem any of the ACF Holding Shares in whole or in part without premium or penalty by paying to the applicable holder of such ACF Holding Shares a redemption price equal to 100% of the Liquidation Preference per share as of the date on which such payment is made in the manner provided for in the Certificate of Designations. The Extension also provides for a legend to be placed upon the ACH Holding Shares regarding the Extended Redemption Period, and ACF Holding has agreed to apprise any person or entity, or the agent of such person or entity, to whom ACF Holding transfers any of the ACF Holding Shares to that effect.
     Other than continued accretion during any Extended Redemption Period, the Extension creates no additional financial obligations on the part of the Company. The Extension provides the Company with the discretion to defer payment of approximately 77.4% of the outstanding shares of the Class A Preferred Stock for up to three months and the Company believes this provides additional time to determine the means by which it will satisfy its obligation with respect to the ACF Holding Shares and maintain adequate liquidity necessary to fund its current business plan. The Extension will not affect the redemption date of any of the shares of Class A Preferred Stock other than the ACF Holding Shares. The Company would consider similar extensions from any other holders of its Series A Preferred Stock if such extensions are offered by such holders on the same terms as the Extension.
     The foregoing discussion of the Extension is qualified in its entirety by reference to the Extension, a copy of which is filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Extension

     Forward-looking and Cautionary Statements
     We make forward-looking statements throughout this report as this term is defined in the Private Securities Litigation Reform Act of 1995. In some cases these statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties. We are not obligated to publicly release any update to forward-looking statements to reflect events after the date of this report. These statements include those describing our liquidity and financing needs and ability to redeem the Class A Preferred Stock.
     Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of us and our subsidiaries may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. No assurance can be given as to the specific means by which the Company will maintain necessary levels of liquidity. Please see the detailed discussion of risk factors affecting our business and operations described from time to time in the reports filed by us with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.
By:	/s/ Gregory Freiberg
	Name:	Gregory Freiberg
	Title:	Senior Vice President and Chief Financial Officer

Date: February 11, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Extension